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                                                                    Exhibit 99.2

                          WOLVERINE TUBE TELECONFERENCE

                                 APRIL 24, 2001

                                   9:30 AM CT

     OPERATOR: Excuse me, everyone, we now have Wolverine Tube's management team in conference. Please be aware that each of your lines is in a listen-only mode. At the conclusion of the presentation we will open the floor for questions. At that time instructions will be given as to the procedure to follow if you would like to ask a question. I would now like to turn the conference over to Thomas Johnson. Mr. Johnson, you may begin.


     MR. THOMAS JOHNSON: Good morning! Thank you for joining us today. This is Thomas Johnson, Director of Investor Relations and Communications. I would like to welcome you to Wolverine's conference call on the first quarter results for 2001. With me today are Dennis Horowitz, Chairman, President and Chief Executive Officer; Jed Deason, Executive Vice President and Chief Financial Officer; and, Keith Weil, Senior Vice President of Tubing Products.


     Before Dennis and Jed summarize the Company's performance, I would like to remind you that much of what we will discuss today involves our view of where the business is going--in other words, forward-looking statements. We wish to caution you that such statements are our expectations, and actual results may differ materially.

     I would also like to mention that this conference call is being webcast and is open to the media and individual investors. Outside of the "quiet period", which is 15 days prior to the quarter end, we will meet with investors, analysts, the media and others, in both group and one-on-one settings. Speaking of which, tomorrow at 3:00 p.m. Jed and I will be presenting at the Bear Stearns conference in New York and hope to see many of you there or afterwards. A copy of this presentation can be obtained by calling my office.

     At this time, I would like to turn the call over to Dennis.

     MR. DENNIS HOROWITZ: Thank you, Thomas. Again, good morning and welcome to our conference call. I am pleased to report that we delivered financial performance in line with the guidance that we announced on our last call. For the first quarter of 2001, we achieved good results, despite slowing economic conditions in the United States and Europe that are tougher than most people anticipated just a few months ago.


     For the first quarter of 2001 Wolverine earned $0.51 per diluted share, in line with our previous guidance and slightly ahead of the street's consensus estimate. Net income in the first quarter of 2001 was $6.3 million, compared to net income of $6.8 million for the first quarter of 2000.

     Total pounds of product shipped in the first quarter of 2001 was 100.2 million pounds, a one percent increase over the pounds shipped in the first quarter of last year. The average COMEX price of copper in the first quarter of 2000 and 2001 was 82 cents per pound.



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     Net sales for the first quarter of 2001 totaled $189.4 million, a seven percent increase over the first quarter of 2000. The increase in net sales for the first quarter of 2001 was principally driven by significantly higher volumes of technical tube over what was a relatively weak first quarter last year. Additionally, net sales for the quarter were positively impacted by an increase in sales of fabricated products, which was driven by the acquisition of Wolverine Joining Technologies. Offsetting these increases were decreases in prices for wholesale products, and to a lesser extent, lower volumes of industrial and copper alloy tubes, as well as strip products.

     Even though the economic conditions have been very difficult for many companies in the manufacturing sector, it was a relatively good quarter for Wolverine in spite of general economic malaise impacting demand and product mix; sharply higher energy, transportation and healthcare costs; a cool spring that has delayed the start of the cooling season; and a strong U.S. dollar, which has adversely impacted the profitability of our growing sales into Europe.

     Concentrating on the fundamentals, executing our WOW program, and focusing on Project 21 has afforded us the opportunity to lower our cost structure and has given us the ability, to a large extent, to overcome these challenges and deliver respectable results for the quarter.

     Jed will now provide some insights behind the numbers. Then I will make some closing remarks regarding where we see the business today and where we think it is going.

     MR. JED DEASON: Thank you, Dennis and good morning to everyone. As previously mentioned, in the first quarter of 2001, total pounds of product shipped increased one percent over the comparable period last year to 100.2 million pounds.

     Shipments of commercial products increased to 62.3 million pounds, a one percent increase over the first quarter of 2000, primarily reflecting the strong increase in demand for technical tube over the prior year period plus the addition of Wolverine Joining Technologies. This increase was partially offset by lower volumes in industrial tube, reflecting the slowdown in the residential air conditioning and appliance markets. Alloy tube shipments were also lower in this quarter of 2001 due to our rationalization for this product group.

     Shipments of wholesale products totaled 17.2 million pounds, as compared to last year's first quarter of 16.4 million pounds. Although this is an increase in shipments year-over-year, it is important to remind everyone that last year we were capacity-constrained. Going forward, this is one of the areas being addressed with Project 21. That being said, in our opinion, the increase in shipments of wholesale products were less than expected due to a four percent decrease in housing starts year-over-year and the severe, prolonged winter weather, which has negatively impacted the construction market.

     Shipments of rod, bar and strip products totaled 20.7 million pounds, a two percent decrease from the first quarter of 2000. This decrease reflects a shift in mix of products sold away from heavier-gauge strip to a lighter-gauge strip, a product family that we were largely unable to produce before our WRI joint venture. This decrease was partially offset by higher shipments of rod and bar products.



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     Fabrication revenues for the Company increased five percent to $91.9 million, or $0.92 per pound. As we look at each segment, fabrication revenues in commercial products increased approximately nine percent to $74.9 million, reflecting the Wolverine Joining Technologies acquisition and higher volume levels of technical tube. On a per unit basis, fabrication revenues were $1.20 per pound, a $0.09 increase per pound from the first quarter of 2000, which is the result of a richer mix of products sold during the quarter - specifically technical tube, brazing alloys, fluxes and our solders. Our fabrication revenues in wholesale products decreased 22 percent to $6.2 million from the prior year's first quarter, reflecting weaker pricing in both the United States and Canada, as we have previously discussed. On a per unit basis, fabrication revenues were $0.36 per pound, a $0.13 per pound decrease from the first quarter of 2000. Rod, bar and strip fabrication revenues increased one percent to $10.8 million from the first quarter in the prior year. On a per unit basis, fabrication revenues were $0.52 per pound in 2001 versus $0.50 per pound in the same period last year.

     Gross profit in the first quarter of 2001 decreased nine percent to $21.2 million. Looking at the Company as a whole, there are really four significant elements that impacted gross profit. I will briefly address each of these elements and outline the steps that we have taken and are taking to mitigate their impact on the Company.

     First, energy and health care costs have increased over $2.2 million versus the same period last year. In terms of our actions to mitigate this, we have enacted energy conservation plans, continued our energy hedging programs, modified our healthcare benefits, leveraged our War On Waste initiatives, and implemented Project 21.

     Second, during the first quarter of 2000, the weak Euro adversely impacted the Company's effective sales price in Europe by approximately $300,000. This issue will substantially disappear once our Portuguese facility is up and running. I am pleased to say that the project is on schedule to begin qualifications at the end of this year.

     Third, the strip industry in North America has been experiencing a change in mix from heavier- to lighter-gauge strip. This significantly accelerated in the first quarter as economic conditions impacted many industrial companies that utilize the heavier-gauge material. Prior to our joint venture, Wolverine did not manufacture a wide range of light gauge products. We do so now, albeit at less-than-optimal efficiencies since both the Fergus and the Richmond Hill operations participate in the manufacturing process. In the short run, these inefficiencies, coupled with the ramp-up costs as we transition the production of these products to the Fergus facility, will continue to adversely impact the profitability of this product family. The consolidation of the facilities that we announced will eliminate these inefficiencies, and is a primary driver of the benefits that Dennis will elaborate on in a few minutes.

     Fourth, there has been a precipitous drop in wholesale pricing, which directly impacts the bottom line. In terms of our actions, our investment in Project 21 will reduce our costs and increase our profitability.

     Now, looking at each segment, gross profit for Commercial Products increased nine percent to $18.7 million. This increase was primarily the result of higher technical tube volumes and the positive impact of Wolverine Joining Technologies, which was mitigated somewhat




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during the quarter by expected transition costs. This increase in gross profit was partially offset by lower volumes of industrial and alloy tubes. The improvement in gross profit was also offset by the adverse impact of higher energy, transportation and healthcare costs.

     Gross profit for Wholesale Products decreased 43 percent to $2.3 million, reflecting the significant decline in pricing and weaker economic conditions in both the U.S. and Canada.

     Gross profit for Rod, Bar & Strip was $111,000, which primarily reflects the impact of the mix shift previously discussed. To a lesser extent, gross profit was affected by the costs associated with consolidating our production capabilities at the WRI-Fergus facility.

     Our Selling, General and Administrative expenses remains about five percent of sales, which is a good indicator that headcount and discretionary spending remain under control. Including Wolverine Joining Technologies, SG&A expenses were $8.8 million in the first quarter of 2001, as compared to $8.7 million in the first quarter of 2000. Excluding Wolverine Joining Technologies, SG&A expenses decreased by approximately $400,000, an even clearer indication that headcount and discretionary spending remain under control.

     Compared to the prior year, net interest expense increased $625,000 to $4.0 million in the first quarter of 2001, primarily reflecting the seasonal borrowings of the Company and the funding of the Wolverine Joining Technologies acquisition.

     The significant weakening of the Canadian dollar in the first quarter of 2001 has resulted in the Company recognizing a gain in currency of approximately $700,000. However, it is important to remember that the Company was adversely impacted during the quarter related to sales into Europe. As the U.S. dollar strengthened against the Euro, it had the effect of driving the price of our product up versus locally-manufactured products. In this highly competitive time, we absorbed this difference to maintain our growing market share. From an accounting point of view this is handled as a reduction in the sales price, but analytically can be viewed as an offset to the aforementioned Canadian currency gain. When Portugal is complete, this issue will be minimized.

     The effective tax rate for the first quarter of 2001 was 30.9 percent, as compared to 37.8 percent in the first quarter of 2000. During the quarter, the Company had more income from tax jurisdictions with lower tax rates than it did in the year-ago quarter and realized a one-time tax benefit in the Canadian operations.

     Over the last year, the Company has repurchased 179,900 shares of common stock under its current share repurchase program. On April 6th, we announced that our Board of Directors extended the Company's share repurchase program through March 31st, 2002. During this period the Company is authorized to purchase an additional 820,100 shares of the Company's common stock.

     Now looking at the balance sheet--at the end of the quarter cash was $22.9 million. Accounts receivable were $117.7 million, which reflects the seasonality of our business, the addition of Wolverine Joining Technologies and expansion in China and Europe. At quarter end, we had days sales outstanding at 49 days and accounts receivable turns at 7.4 times, compared to days sales outstanding of 48 days and turns of 7.6 times in 2000. As expected, with a higher



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percentage of international sales, days sales outstanding increased slightly, not to mention the fact that in tough economic times such as these, customers have a tendency to pay more slowly. Inventories were $115.5 million, which reflects the seasonality of the business, the addition of Wolverine Joining Technologies, the intentional buildup of inventories as we consolidate the facilities at WRI, and growth in both China and Europe. Inventory turns were 8.3 times versus 8.6 times in the comparable year-ago quarter. Debt was $258.5 million, which was comprised of $150 million in Senior Notes and $108.5 million outstanding under revolving credit facilities. Stockholders equity was $232.5 million.

     Depreciation & amortization was $4.7 million for the quarter. Earnings before interest, taxes, depreciation and amortization was $17.8 million for the quarter. Capital spending - $12.7 million. And capital spending for 2001 should be in the range of $35 to $40 million as we complete our capital improvement program, Project 21, and our continued global expansion. And, finally, free cash flow, defined as cash from operations less capital expenditures, was a negative $15.2 million, which is in line with planned results. At this time, we still anticipate achieving positive cash free cash flow for the 2001 calendar year, including the use of cash for the recently announced WRI restructuring. For the first quarter of 2001, net cash used by operations was $2.5 million, compared to a use of $2.7 million in the first quarter of 2000.

     I would now like to turn the call back over to Dennis.

     MR. DENNIS HOROWITZ: Thank you, Jed.

     On our last conference call we stated that the transferring of production capabilities at WRI was underway. We further clarified our intentions in our recent press release when we stated that the Ratcliffs Severn facility would be closed and the manufacturing equipment would be transferred to the WRI Fergus plant. These actions reflect the fact that there are significant cost and manufacturing benefits in the consolidation of the two facilities. Jed previously discussed one such benefit when he explained that the copper and brass strip marketplace, especially in North America, is gravitating toward demand for lighter-gauge material. Prior to the joint venture, Wolverine did not have the production capability to manufacture a wide range of light-gauge strip, which we strategically wanted to do and which was a key potential benefit attendant to the joint venture. We are now able to produce these products as a result of the joint venture; albeit at less-than-optimal cost levels since we currently utilize production equipment at both plants. Combining the equipment from the two plants will allow us to meet this changing market demand at lower costs with increased yields and quality.

     Indeed, we had been comfortable that the rate and pace of the consolidation was more or less in line with the changing marketplace. It was the recent and significant slowdown in demand from many industrial customers who use heavy-gauge strip that somewhat surprised us and other manufacturers in this industry. The good news is that, unlike many other large domestic strip manufacturers who do not heavily participate in this market niche, we had continuing demand for light-gauge material. The not-so-good news is that until the consolidation is complete at the end of the third quarter, our cost structure detracts from our enjoying the benefits of this market.



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     The other good news is that, while we will incur a $4 to $4.5 million restructuring charge, the payback is very fast, approximately 12 months, and we will continue to enjoy the benefits into the future. Furthermore, we have successfully employed this factory consolidation strategy as evidenced by the benefits we have seen following the closure of Roxboro and Greenville.

     Moving on, I will now address the other segments of our business and our expectations for the second quarter and full year. A few weeks ago when we issued guidance for the first quarter, we expressed concern regarding when the economy might turn around, not on our ability to execute our tactical and strategic plans. This has not changed. At this time, it appears that the economy will remain soft through the second quarter and could begin to recover in the second half of the year. With this in mind, we expect demand for industrial tube, used in the residential and light commercial air conditioning markets, to be down approximately ten percent over the second quarter of last year, reflecting the slowdown in the economy and the aforementioned inventory and weather concerns. Furthermore, this economic slowdown will also adversely affect our fabricated products group, albeit to a lesser extent. Having said that, it is important to remember that approximately 70 percent of unitary air conditioning demand is driven by replacement sales, and warmer weather could very easily spur increased activity.

     Demand for technical tube, used in commercial chillers, was stronger than expected in the first quarter of this year and continues to show positive momentum on a year-over-year basis. We continue to maintain our domestic market share and are expanding our global reach. Our European customers have reaffirmed their interest in working with us and expanding their relationship once our Portuguese operation is up and running.

     In wholesale products, which consists of plumbing and refrigeration tubes, we continue to see sluggish demand and pricing pressures. As we sit here today, we do not expect the situation to change before the second half of the year. However, as the economy improves, we believe that demand will strengthen, driving capacity utilization across the industry, which should positively affect price.

     In our strip business, until economic conditions favor industrial customers that purchase heavy-gauge strip, the mix of products at WRI will be skewed toward lighter-gauge materials. The manufacturing cost burden that this carries will temporarily continue, albeit at somewhat lower amounts as consolidation and ramp-up of combined manufacturing progresses at the WRI-Fergus facility.

     Based on the aforementioned, we expect the Company's second quarter results to be in the range of $0.52 to $0.59 per share, and this in turn will result in the full year being in the range of $1.88 to $2.02 per share.

     The challenges that we face are not unique to Wolverine. At the same time, we are optimistic that our strategies are working. We are moving aggressively to tactically balance demand with production and costs, while at that same time retaining flexibility to enjoy the benefits of an economic turndown, which will beneficially impact Wolverine. Further, strategic initiatives that will also favorably impact Wolverine in the latter part of this year, and well beyond, include our European expansion, Project 21, and the consolidation of WRI.


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     Now Jed, Tom, Keith and I would be happy to answer any questions that you may have. Operator, please open the line for questions.

     OPERATOR: At this time we will open the floor for questions. If you would like to ask a question, please press the star key, followed by the one key on your touch-tone phone now. Questions will be taken in the order in which they are received. If at any time you would like to remove yourself from the questioning queue, please press star two.

     Our first question comes from Gary Goldstein from Gilford Securities.

     MR. GARY GOLDSTEIN: Hi, guys. I wanted to ask you a couple of quick questions. One of them was: How much was WRI affected by the consolidation outside of the $4.5? Outside of the $4 million that you guys announced in the press release, how much was it affected?

     MR. DENNIS HOROWITZ: When you say "outside of the $4.5, you mean?"

     MR. GARY GOLDSTEIN: Outside of the declared "what you guys are going to need to pay to close the Richmond Hill facility". To a lesser extent, your gross profits were affected by the cost?

     MR. DENNIS HOROWITZ: Oh. To a much lesser extent, Gary, yes.

     MR. GARY GOLDSTEIN: Okay, we're talking a very small amount?

     MR. DENNIS HOROWITZ: Yeah, we're talking not an insignificant amount for that particular part of the business, but certainly an insignificant cost for Wolverine in total. And that really reflects the fact that we have for some time now been switching equipment from one location to the other, but even more than that paying for training and hiring of people locally that will be able to run the thin-gauge production that we want to get up and running as quickly as possible at Fergus to take advantage of that very robust market, in some senses, that we can serve much more profitably than we can presently.

     MR. GARY GOLDSTEIN: That'll make it a... okay... go ahead Jed.

     MR. JED DEASON: I just want to make sure that we're clear on this. The $4 to $4.5 million charge will be recognized in the second quarter. It's not in these numbers in the first quarter.

     MR. GARY GOLDSTEIN: Understood. I was just trying to get... no, I appreciate that, Jed, I was just trying to get a feel for what we were talking about outside of the closing of Richmond Hill.

     MR. JED DEASON: Okay.

     MR. GARY GOLDSTEIN: I appreciate that. Something appeared in the Annual Report and I'm embarrassed to ask, that I don't know, but I really don't know and I've never seen this before. It wasn't in last year's. Is Apeldoorn? Can you tell me what that is?



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     MR. DENNIS HOROWITZ: Sure. We have, for years, been selling products into
Europe. Principally fabricated products through a distributor in Apeldoorn. That distributor was Scholte Metals. By the same token, we were selling and have been selling an increasing amount of technical tube in Europe, but we've been doing that direct. The fellow that ran that distribution business wanted an exit strategy. We were the principal part of his business, so we simply acquired assets, inventory and receivables. We don't own any property there, we rent. And it now is a part of Wolverine. And we wanted to do that not only to maintain the customer contacts that he has, but it also is a very strong jumping off point as we begin to drive sales of joining products into Europe. And we also will produce technical tube and hopefully other things in Portugal, and we thought that The Netherlands was a better, central location again to drive those sales. So it's really a channel to market activity more than anything else.

     MR. GARY GOLDSTEIN: Okay. And how much did that cost? I really have never heard of that. How much did that cost? When you say you purchased the inventory and receivables...

     MR. JED DEASON: The inventory and receivables value was, in U.S. dollars, right around a million U.S. dollars, Gary.

     MR. GARY GOLDSTEIN: Okay. How is that going to be affected by the opening of Portugal? I realize that direct sales has been the majority in technical, and I understood Portugal was going to be technical. How does that...does that affect at all the Apeldoorn deal?

     MR. DENNIS HOROWITZ: What we think we will enjoy as a consequence of this is, Portugal is going to be a manufacturing facility. It will be very much like Shanghai. We want to keep it focused on manufacturing. We want to keep the costs exceedingly low. We want to measure Portugal on manufacturing costs.

     MR. GARY GOLDSTEIN: I'm assuming you're going to have to keep it low. There's a war going on right now, if I'm correct, in Europe on the commodity side at least.

     MR. DENNIS HOROWITZ: On the commodity side, although Portugal, of course, will be principally technical tube.

     MR. GARY GOLDSTEIN: Technical tube. Right, okay. I appreciate that.

     MR. DENNIS HOROWITZ: But, if I may, we will also be able to consolidate the other sales offices we have in Europe into Apeldoorn now. So we'll be saving money there. We'll be putting our sales and marketing people together. We'll have the ability to address the Joining Technologies business from a central location. We believe it will be a strong win from a customer-market-channel point of view.

     MR. GARY GOLDSTEIN: Okay, so basically we're consolidating all the sales into Apeldoorn in Europe.

     MR. DENNIS HOROWITZ: Absolutely.



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     MR. GARY GOLDSTEIN: Outside of technical tube, or that is including the
Portugal production?

     MR. DENNIS HOROWITZ: Even the technical tube people will sit there as well.

     MR. GARY GOLDSTEIN: Gotcha. Okay. Thank you. And just one last thing. Joining Technologies... now we're calling it Wolverine Joining Technologies, we no longer have to refer to it as Engelhard. What is the profitability?

     MR. DENNIS HOROWITZ: The profitability is very good. I won't speak about it specifically because we don't talk about individual businesses, but that is a good acquisition for us in terms of profitability, in terms of sales. And the pull-through of other products by the Joining Technologies group as well as our pulling through any technologies through our existing sales channels. And we have been able to sell those products not just in North America but in other parts of the world, which is also part of the synergies that we hope to enjoy.

     MR. GARY GOLDSTEIN: And just one last thing - I know I've said that twice now - if you could just explain to us, I'm just a little bit curious... Wolverine has always tended to be a first-half story. I understand that the guidance remains the same for the second half.

     MR. DENNIS HOROWITZ: That's correct.

     MR. GARY GOLDSTEIN: So I'm just curious: if we're concerned about this and we don't have an economic recovery in the third and fourth quarter, if we haven't rounded that bottom of the U, where does that leave Wolverine for the second half? I mean, I hate to say it's a first-half company, but where does that leave us for the second half?

     MR. DENNIS HOROWITZ: Well, actually we expect, economic issues aside, we expect a better second half than prior years for a number of reasons. First, we have the continuing benefit of Joining Technologies. We will have the consolidation taking place at the end of the third quarter and into the fourth for WRI, and we continue to enjoy benefits in Europe especially as Portugal gets closer and closer because our customers have affirmed to us, have reaffirmed to us, that they will continue to increase activity there. So we expect systemically to enjoy a better second half. Clearly if the economy is weaker going forward than we expect or anybody else expected, we will be affected to the extent that the economy is weaker. I think a real key to us, a key to a lot of companies, is simply that we were hit with a number of issues in the first half, including energy and wholesale pricing and healthcare, that by themselves were well over $4 million quarter-over-quarter. And we've taken steps to mitigate, although not completely obviously, those things, so we expect to enjoy some incremental benefits as well in the second half

     MR. GARY GOLDSTEIN: Dennis, Jed, Thomas, thank you guys very much.

     MR. DENNIS HOROWITZ: Thank you.

     OPERATOR: Our next question is from Michael Regan from First Boston.

     MR. MICHAEL REGAN: Good morning.


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     MR. DENNIS HOROWITZ: Good morning.

     MR. MICHAEL REGAN: I didn't hear any discussion about the tax rate and why it was so low in the quarter, which looks like it added about $0.03 to earnings. I apologize if I missed it, but implicit in your second quarter and full year guidance, what should the expected tax rate be.

     MR. DENNIS HOROWITZ: I'm going to let Jed answer the second part of that question because that's clearly in his province. But I would want to make a point about the tax rate that I think is important to mention. The tax rate, as you recall, in the past has been as high as 39+ percent. Jed and his group have done a lot of good work in terms of advance tax planning and have taken our effective tax rate down substantially below that. So going forward we'll talk about a lower tax rate, but we think he and his group deserve kudos for the work that they've done. And he'll speak about the impact of tax in the first quarter in terms of ongoing benefit is about half of the total impact that you see.

     MR. MICHAEL REGAN: Yeah, but, Dennis, I mean, tax is an accrual, so it's an estimate for the first quarter. It's an accrual for what you expect the rates to be for the full year. So to point out that you beat expectations, but having not given anybody any insight into what the tax rate was going to be, is a little disingenuous.

     MR. JED DEASON: Mike, our tax rate on a going-forward basis, based on some tax planning we've done, should be in the 35 to 36 percent area. We did have a one-time benefit in Canada this year. Several years ago we put some tax structure, some organizational structure in place that would help us reduce our tax burden. As we were reviewing those structures with our tax consultant, we noticed that there was about $300,000 of benefit there that we had not recognized and we did capture that in the first quarter. That will not be available to us on a go-forward basis in the 35 to 36 percent, but I've talked about it as kind of a catch-up type adjustment. But we have done other tax planning, particularly state tax planning type things that will bring our effective rate into 35 to 36 percent area for the balance of the year.

     MR. MICHAEL REGAN: And the $300,000... aside from that the tax rate would have been what in the first quarter?

     MR. JED DEASON: It would have been about 34 percent.

     MR. MICHAEL REGAN: Okay, so as we go below your guidance of 35 to 36, is that for each of the next three quarters, Jed?

     MR. JED DEASON: That would be correct, Mike. And we do recognize benefits, primarily in China, with sales over there because we still enjoy a tax holiday in the Chinese marketplace.

     MR. MICHAEL REGAN: So why is that not occurring for each of the next three quarters?

     MR. JED DEASON: That's built into the percentages.


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     MR. MICHAEL REGAN: Okay, but then, Jed, the question again is, ex the
Canadian impact you would have been 34, but you're guiding to a higher tax rate for each of the next three quarters. So what's the difference there?

     MR. DENNIS HOROWITZ: It's simply a function of in which plants and which states we believe we'll see business growing and recovering over the next three quarters, Mike.

     MR. MICHAEL REGAN: Okay. And then you gave some commentary about the outlook for technical tube, which was, I think by your words stronger in the first quarter. Can you give us any sense of whether or not that strength has continued in April and how the strength progressed sequentially through the first quarter - January, February, March?

     MR. DENNIS HOROWITZ: We saw the largest quarter-over-quarter increase in technical tube in January and February. March was by no means a bad month versus last March, but the rate has slowed somewhat. We expect the second quarter technical tube demand, quarter-over-quarter, to be stronger than last year, albeit at somewhat lower rates than in the first quarter. And I think that again just reflects a bit of concern people have in terms of where the economy is going, and also a slowdown to some extent in the demand for chillers going into telecommunications and I.C. manufacturing sites, which is a strong generator of demand. Having said that, we are enjoying very, very good results in our Shanghai facility. That remains certainly a very bright spot in our technical tube worldwide development market position and we expect Europe to be accretive to that as well.

     MR. MICHAEL REGAN: So let me make sure I'm clear on this, Dennis, while still up year-over-year, you're seeing decelerating rates of change in technical tube sort of through the months and continuing into April.

     MR. DENNIS HOROWITZ: We are, that's correct.

     MR. MICHAEL REGAN: Okay. Thank you.

     OPERATOR: Our next question is from Bob Littell from M.D. Sass Investors.

     MR. BOB LITTELL: Yes, good morning.

     MR. JED DEASON: Hello, Bob.

     MR. BOB LITTELL: I wonder if you could give us an idea of the impact on your reported sales of foreign exchange and of the Joining Technologies acquisition.

     MR. DENNIS HOROWITZ: Sure. Jed has spoken about foreign exchange in terms of its sales impact, top-line impact, what he said was that the Euro has weakened substantially against the dollar. And what we elected to do was to absorb that difference and continue to grow our share into Europe because we felt while we had the prerogative short-term of passing that on, we felt that it might cause European customers to look elsewhere for products. Given the fact that we've done so well, that we've got Portugal coming on board, we didn't want to in any way impugn that share. We expect when Portugal starts up, for the most part, substantial part, that will disappear as a concern for us.



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     MR. BOB LITTELL: Can you tell me again when the Portuguese plant starts up?

     MR. DENNIS HOROWITZ: We expect to begin to do qualifications in the fourth quarter with full production in place by the beginning of next year.

     MR. BOB LITTELL: Okay. Alright. In terms of... I guess what I'm digging at in my question is, reported sales are up seven percent... if you backed out the impact of foreign exchange it would have been a greater number than that?

     MR. DENNIS HOROWITZ: Yes, by the amount that I just mentioned. That's correct.

     MR. BOB LITTELL: Did you give me a number? Was that the $300,000?

     MR. DENNIS HOROWITZ: That's correct.

     MR. BOB LITTELL: Okay. And what was the contribution to Joining Technologies to the sales in the quarter?

     MR. DENNIS HOROWITZ: We had said previously that we expected, for the year 2001, Joining Technologies to add $0.12 to $0.14 earnings per share. We had said that we would see more of that in the second half than in the first because we are still doing some work to incorporate Joining Technologies into the Wolverine family. We further said that we expected in the first couple of quarters $0.02 to $0.03 contribution, and everything that is occurring is consistent with that guidance.

     MR. BOB LITTELL: But I'm thinking of the top line. Once again, reported sales are up seven percent. If you backed out Joining Technologies would it have been up, say six percent or something like that?

     MR. DENNIS HOROWITZ: We had also said that Joining Technologies would add about $45 to $50 million in sales. It's a flatter business in terms of seasonality than some other parts of Wolverine on a quarter-by-quarter basis. You can kind of look at it divided by four, if you would, although it was a bit weaker in the first quarter than we had hoped on the top line, although the guys did excellent work on the P&L, and that simply is the fact that they also sell into a number of the businesses that people have been reporting that are relatively weak versus where they expected to be.

     MR. BOB LITTELL: That's helpful. Thank you.

     MR. DENNIS HOROWITZ: Thank you.

     OPERATOR: Our next question comes from Laurie Goldstein from Gilford Securities.

     MR. DENNIS HOROWITZ: Hello, Laurie.

     MS. LAURIE GOLDSTEIN: Hi, guys. Basically my question was related to the tax rate and it's been answered. Thank you.



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     MR. DENNIS HOROWITZ: Thank you.

     OPERATOR: Again, if you would like to ask a question, please press the star key followed by the one key on your touchtone phone now.

     OPERATOR: Mr. Johnson, there are no more questions at this time.

     MR. DENNIS HOROWITZ: This is Dennis. If there are no more questions, I want to thank all of our listeners. Jed and Tom will be at the Bear Stearns conference in New York, and we're certainly prepared to follow up with any of you, our investors, as required. With that, thank you very much and have a pleasant day.


                          CONCLUSION OF CONFERENCE CALL






















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